Exhibit 10.3

Compensation of Directors

Board members who are not employees of IMS receive compensation for Board service. Mr. Carlucci is the only IMS employee now serving on the Board. This summarizes the policy of IMS for compensation payable to non-employee Directors as in effect at April 18, 2006.

Annual Retainer	$45,000, payable in quarterly installments

Committee Chairman Fees:	$10,000 annually, payable in quarterly installments

Lead Director Fees:	$30,000 annually, payable in quarterly installments

Attendance Fees:	$1,500 for each Board meeting, $1,500 for each Board committee meeting

Restricted Stock Units:

2,250 restricted stock units annually; these units are subject to a risk of forfeiture upon termination of service and restrictions on transferability for a one-year period, subject to acceleration upon death, disability or upon termination in other circumstances as determined by the Compensation & Benefits Committee; the units are settled by delivery of shares, and until that time do not have voting rights but carry a right to payment of dividend equivalents, subject to vesting of the units and payable upon settlement.

In addition, in 2006, a grant of restricted stock units with a value of $50,000; these units are subject to a risk of forfeiture upon termination of service and restrictions on transferability which lapse as to 25% of the units each year over a four-year period, subject to acceleration upon death, disability or upon termination in other circumstances as determined by the Compensation & Benefits Committee; the units are settled by delivery of shares, and until that time do not have voting rights but carry a right to payment of dividend equivalents, subject to vesting of the units and payable upon settlement.

Restricted Stock:

One-time grant of Common Stock with a value of $40,000 upon initial election as a Director; these shares are subject to a risk of forfeiture for five years but restrictions lapse upon death, disability or upon termination in other circumstances as determined by the Compensation and Benefits Committee;

dividends are unrestricted.

Directors may elect to defer all or part of their compensation under our Non-Employee Directors’ Deferred Compensation Plan, a non-qualified plan. Under this plan, the participating Directors may direct deferrals to an account to be credited as deferred cash or deferred share units. The number of share units acquired is determined by dividing the cash amount deferred by 100% of the fair market value of the stock at the deferral date. A feature of the Plan permitting deferral of cash compensation into stock options is not available in 2006. Deferrals of restricted stock units are also permitted. Deferrals are non-forfeitable.

If there is a change in control of IMS, Directors’ stock options, restricted stock or restricted stock units generally will become vested. For this purpose, the term “change in control” has the same meaning as under the Change-in-Control Agreements, described in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 24, 2006.

Expenses for attending Board and committee meetings and fulfilling other duties as directors are reimbursed by IMS.

The Board of Directors has adopted share ownership guidelines for non-employee Directors because it believes that each non-employee Director should maintain a meaningful investment in IMS.